Exhibit 99.1

Guillermo Diaz, Jr Joins Jack in the Box Inc. Board of Directors

SAN DIEGO--(BUSINESS WIRE)--September 14, 2022--Jack in the Box Inc. (NASDAQ: JACK) today announced that Guillermo Diaz, Jr has joined the company’s Board of Directors, effective September 26, 2022. Diaz now serves as the Chairman of the Hispanic Technology Executive Council (HITEC), the premier, global executive leadership organization of senior business and technology executives building outstanding careers in technology. Diaz is also the Founder and CEO of Conectado Inc., an innovative, Web 3 digital platform with the mission to accelerate access to opportunities for underrepresented minorities, and currently serves on the Board of Directors for Blue Shield of California.

Diaz joins the Jack in the Box Inc. Board with more than three decades of experience in telecommunications and information technology. Prior to his current roles, Diaz served as CEO at Kloudspot, Inc., an innovative predictive AI and IoT analytics platform provider, and as Global Chief Information Officer at Cisco Systems, Inc. In addition to his role as CIO at Cisco, he led the Customer Digital Transformation program, where he and his team leveraged Cisco’s own digital journey and thought leadership to partner with customers to develop their own digital transformation programs.

“We are delighted to welcome Guillermo to our Board and look forward to leveraging his experience for the Jack in the Box and Del Taco brands as we execute our long-term strategic plan,” said Darin Harris, CEO at Jack in the Box Inc. “In addition to Guillermo’s IT leadership experience, he is also a Diversity, Equity & Inclusion (DEI) advocate as evidenced by his leadership of the Cisco Diversity Council and his executive sponsorship of Cisco’s Hispanic/Latino and Veteran employee resource organizations. As we identify how we will further our DEI efforts at the Company, Guillermo will be a key partner in guiding how best to achieve our goals, while amplifying the voices of our diverse workforce in our restaurants.”

“We are very pleased to have partnered with Diversified Search in identifying Guillermo as a new Board member, and we’re delighted to leverage his breadth of technology experience and a strong track record for accelerating culture through people, process, and technology, as it adds a unique perspective to our Board,” said David L. Goebel, Chairman of the Board at Jack in the Box Inc. “We believe the expertise Guillermo brings to our Board will enhance our ongoing efforts to drive growth, accelerate our digital transformation and create shareholder value.”

Diaz began his career in telecommunications with the U.S. Navy, where he received a military scholarship that led to his Bachelor of Science degree in Business Administration from Regis University in Colorado. Prior to Cisco, Guillermo held senior IT leadership positions with Silicon Graphics, Intelligent Electronics, now owned by Ingram Micro, and Alza Corporation, now owned by Johnson & Johnson.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with more than 2,200 restaurants across 21 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 16 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.

Contacts

Chris Brandon
Vice President, Investor Relations
chris.brandon@jackinthebox.com
619.902.0269